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                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                   FORM 15

  Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
     Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                          Commission File Number 33-26987


                            CONSOLIDATED CIGAR CORPORATION
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                  (Exact name of registrant as specified in its charter)


      5900 North Andrews Avenue, Suite 700, Fort Lauderdale, Florida 33309
                                 Tel: 954-772-9000
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                    10-1/2% Senior Subordinated Notes due 2003
             --------------------------------------------------------
             (Title of each class of securities covered by this Form)


                                       None
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


          Rule 12g-4(a)(1)(i)     [X]         Rule 12h-3(b)(1)(ii)      [ ]
          Rule 12g-4(a)(1)(ii)    [ ]         Rule 12h-3(b)(2)(i)       [ ]
          Rule 12g-4(a)(2)(i)     [ ]         Rule 12h-3(b)(2)(ii)      [ ]
          Rule 12g-4(a)(2)(ii)    [ ]         Rule 15d-6                [ ]
          Rule 12h-3(b)(1)(i)     [X]


     Approximate number of holders of record as of the certification or notice date: None


     Pursuant to the requirements of the Securities Exchange Act of 1934, Consolidated Cigar Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date: March 2, 1998                             By:  /s/ Gary R. Ellis
                                                     ---------------------
                                                     Gary R. Ellis
                                                     Senior Vice President